Exhibit 99.1

Novell Receives Delisting Notice from NASDAQ and Notice of Default from Wells Fargo Related to Its Convertible Subordinated Notes Due to Late Filing of Form 10-Q

  Novell to Request a Hearing from the NASDAQ Listing Qualifications Panel
  Novell Disputes Wells Fargo Assertions

WALTHAM, Mass. – September 20, 2006 – Novell, Inc. (NASDAQ: NOVL) today announced that it had received a Staff Determination notice from The NASDAQ Stock Market stating that the company’s common stock is subject to delisting from The NASDAQ Stock Market. The notice was issued in accordance with standard NASDAQ procedures as a result of the delayed filing of Novell’s Quarterly Report on Form 10-Q for the period ended July 31, 2006. Timely filing of periodic reports is a requirement for continued listing under NASDAQ Marketplace Rule 4310(c)(14).

Novell will appeal and request a hearing before a NASDAQ Listing Qualifications Panel, which will automatically stay delisting of the company’s common stock pending the Panel’s review and determination.

The late filing resulted from Novell’s previously announced voluntary review by its Audit Committee of Novell’s historical stock-based compensation practices. The company intends to file its Quarterly Report on Form 10-Q for the period ended July 31, 2006 as soon as practicable after the Audit Committee’s review is concluded.

Novell also announced today that it had received a letter from Wells Fargo Bank, N.A., the trustee with respect to Novell’s $600 million 0.50% Convertible Senior Debentures due 2024, which asserts that Novell is in default under the indenture because of the delay in filing its Form 10-Q for the period ended July 31, 2006. The letter states that this asserted default will not become an “Event of Default” under the indenture if the company cures the default within 60 days after the date of the notice.

Novell does not believe that it has failed to perform its obligations under the indenture. Therefore, Novell believes that the above-mentioned notice of default is invalid and without merit. Novell’s indenture requires that it provide the Trustee copies of all SEC filings within 15 days after such filings are actually made. Novell will comply with this requirement by providing the Form 10-Q for the period ended July 31, 2006 to the Trustee after filing it with the SEC.

In the event the above-mentioned notice of default is not invalid, and in the event such default were to mature into an Event of Default under the indenture, the Trustee or the holders of at least 25% in aggregate outstanding principal amount of Debentures may accelerate the maturity of the Debentures.

Legal notice regarding forward-looking statements

This press release includes statements that disclose Novell’s or management’s intentions, expectations or predictions of the future, including statements about claims of default with respect to Novell’s 0.50% Convertible Senior Debentures due 2024 and potential consequences are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novell cautions that these statements involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made. In addition, potential risks and uncertainties include, among other things: (1) the results of the review of Novell’s historical stock-based compensation practices and the related potential accounting impact; (2) the timing of the completion of such review by the Audit Committee and the independent outside legal counsel engaged by the Audit Committee to conduct the review; (3) any potential restatement and filing of previously issued financial statements and assessment of the effectiveness of disclosure controls and procedures and internal control over financial reporting; (4) the review and filing of Novell’s Form 10-Q for the fiscal quarter ended July 31, 2006; (5) the possibility that the occurrence of an Event of Default under the indenture could cause acceleration of repayment of the entire principal amounts and accrued interest on the Debentures; (6) the possibility that the NASDAQ Listing Qualifications Panel may not grant Novell’s request for an extension to regain compliance with NASDAQ listing qualifications or Novell’s failure to regain compliance within any extension period that is granted, in which case Novell’s common stock would be delisted from the The NASDAQ Stock Market; (7) any adverse results of lawsuits or governmental inquiries; and (8) additional risks and uncertainties and important factors described in Novell’s filings with the SEC, including our most recent annual report on Form 10-K. There can be no assurance that the outcome of the review by Novell’s Audit Committee of Novell’s past stock-based compensation practices and the related potential accounting impact will not result in changes in the preliminary financial results for the third fiscal quarter 2006 or a restatement of financial results provided by the company for any historical period. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

About Novell

Novell, Inc. delivers Software for the Open Enterprise™. With more than 50,000 customers in 43 countries, Novell helps customers manage, simplify, secure and integrate their technology environments by leveraging best-of-breed, open standards-based software. With more than 20 years of experience, 4,700 employees, 5,000 partners and support centers around the world, Novell helps customers gain control over their IT operating environments while reducing costs. More information about Novell can be found at http://www.novell.com.

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Bruce Lowry
Novell, Inc.
415-383-8408
blowry@novell.com

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Bill Smith
Novell, Inc.
800-317-3195
wsmith@novell.com